                                                      EXHIBIT 5





                          May 8, 1995


Board of Directors
Tektronix, Inc.
26600 SW Parkway
Wilsonville, OR  97070-1000

          We have acted as counsel for Tektronix, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the issuance of an additional 1,500,000 Common Shares, no par value, of the Company reserved for issuance under the Stock Incentive Plan of the Company (the "Plan") and the resale of 12,000 Common Shares acquired or to be acquired under the Non-employee Directors Stock Comprehension Plan (the "Directors Plan") (collectively, the "Shares"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

          Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon; and

     2. The Shares have been duly authorized, the Shares acquired or to be acquired under the Directors Plan are legally issued, fully paid and nonassessable and the Shares reserved for the Plan, when issued in accordance with the Plan and resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                         STOEL RIVES BOLEY JONES & GREY